Exhibit 2

PRESS RELEASE

British American Tobacco Announces Early Results of Its Previously Announced Debt Tender Offer and Increase of the Maximum Tender Amount

London, United Kingdom; October 6, 2020 – British American Tobacco p.l.c. (“BAT”) announces today the early results of the previously announced debt tender offers (the “Tender Offer”) to purchase the debt securities listed in the table below (collectively, the “Securities”) by B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”), B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF”), and Reynolds American Inc., a corporation incorporated in the State of North Carolina (“RAI” and, together with BATCAP and BATIF, the “Offerors”), wholly owned subsidiaries of BAT.  In addition, the Offerors are increasing (i) the maximum combined aggregate purchase price (excluding accrued and unpaid interest) in the Tender Offer for all Offerors and all series of Securities to an amount that is sufficient to allow the Offerors to purchase (x) the entire principal amounts of the Dollar Securities in Acceptance Priority Levels 1 through 5 specified in the table below validly tendered and not validly withdrawn prior to the Early Tender Deadline, (y) 2022 Sterling BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline up to the $100 million 2022 Sterling BATIF Notes Sub-Cap and (z) €100 million aggregate principal amount of 2021 Euro BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline (such amended amount, the “Maximum Tender Amount”) and (ii) the maximum aggregate purchase price (excluding accrued and unpaid interest) with respect to the 2021 Euro BATIF Notes to an amount that is sufficient to allow BATIF to purchase €100 million aggregate principal amount of 2021 Euro BATIF Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline (such amended amount, the “2021 Euro BATIF Notes Sub-Cap” and, together with the 2022 Sterling BATIF Notes Sub-Cap, the “Sub-Caps”). Except as provided above, the terms and conditions of the Tender Offer remain unchanged.

As of 5:00 p.m., New York City time, on October 5, 2020 (the “Early Tender Deadline”), as reported by Global Bondholder Services Corporation, the tender and information agent for the Tender Offer, the principal amounts of the Securities listed in the table below had been validly tendered and not validly withdrawn.

Issuer of Security / Applicable Offeror	Title of Security	CUSIP/ISIN	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level
BATIF	3.500% Guaranteed Notes due 2022	05530QAL4/ US05530QAL41/G08820CJ2/ USG08820CJ26	$500,000,000	$267,599,000	1

RAI	3.250% Senior Notes due 2022	761713AX4/ US761713AX48	$158,484,000	$90,205,000	2

BATCAP	2.764% Notes due 2022	05526DAV7/ US05526DAV73	$2,250,000,000	$1,649,091,000	3

BATIF	3.250% Guaranteed Notes due 2022	05530QAF7/ US05530QAF72/G08820BX2/ USG08820BX29	$900,000,000	$481,425,000	4

RAI	4.000% Senior Notes due 2022	761713BF2/ US761713BF23	$1,000,000,000	$703,078,000	5

BATIF	6.000% Guaranteed Notes due 2022	XS0436059843	£250,000,000	£102,900,000	6

BATIF	3.625% Guaranteed Notes due 2021	XS0704178556	€600,000,000	€228,337,000	7

The amount of each series of Securities that is purchased in the Tender Offer on any Settlement Date (as defined in the Offer to Purchase) will be determined in accordance with the acceptance priority levels specified in the table above (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 7 being the lowest Acceptance Priority Level, subject to the Maximum Tender Amount and the applicable Sub-Cap and as described in more detail in the Offer to Purchase (as defined below) and subject to the increases detailed above.

The Total Consideration and Tender Offer Consideration for each series of Securities accepted for purchase will be determined on October 6, 2020 at 10:00 a.m., New York City time. The Total Consideration and Tender Offer Consideration for each series of Securities, together with the aggregate principal amount of validly tendered Securities of each series that is accepted for purchase, will be announced by a separate release later on October 6, 2020.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase, dated September 22, 2020 (as amended by Supplement No. 1, dated September 30, 2020, as may be further amended or supplemented from time to time, including by this press release, the “Offer to Purchase”).  The Tender Offer will expire at 11:59 p.m., New York City time, on October 20, 2020, unless extended or earlier terminated (the “Expiration Date”).  The Withdrawal Deadline was 5:00 p.m., New York City time, on October 5, 2020; therefore, Securities that have been tendered and not validly withdrawn, and Securities tendered after that date, may not be withdrawn unless otherwise required by applicable law.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offer is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase.

Securities that are accepted in the Offer will be purchased by the applicable Offeror and retired and canceled and will no longer remain outstanding obligations of the applicable Offeror.

All terms used but not defined in this announcement shall have the meanings ascribed to them in the Offer to Purchase.

BofA Securities, Deutsche Bank Securities and Goldman Sachs & Co. LLC are acting as the dealer managers for the Tender Offer.  The information and tender agent is Global Bondholder Services Corporation.  Copies of the Offer to Purchase and related offering materials are available via the Tender Offer website at http://www.gbsc-usa.com/registration/bat/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (866) 470-3900 (all others) or by email at contact@gbsc-usa.com.  Questions regarding the Tender Offer should be directed to BofA Securities at +44 20 7996 5420 (London) or +1 (888) 292 0070 (U.S. Toll Free) or by email at DG.LM-EMEA@bofa.com, Deutsche Bank Securities at +44 20 7545 8011 (Europe) or +1 (866) 627-0391 (U.S. Toll Free) or Goldman Sachs & Co. LLC at +44-20-7552-6157(Europe) or +1 (800) 828-3182 (U.S. Toll Free).

This announcement is for informational purposed only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.  The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offer.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “outlook”, “plan”, “positioned”, “potential”, “predict”, “project”, “should”, “strategy”, “target”, “will”, “would” and similar expressions. These include statements regarding the BAT Group’s intentions, beliefs or current expectations concerning, among other things, the BAT Group’s results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. The BAT Group believes that the expectations reflected in this document are reasonable, but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Among the key factors that could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group and that could cause actual results to differ materially from those projected in the forward-looking statements, are competitive actions and pricing pressures in the marketplace, including competition from illicit sources, market size reduction and consumer down-trading; limitations on advertising and marketing of tobacco products; changes in tobacco-related, tax and other laws and regulations, the interpretation of such laws and regulations by governmental authorities or adverse decisions by domestic or international regulatory bodies; the outcome of pending or potential litigation, including tobacco litigation, environmental litigation and personal injury claims and significant monetary obligations imposed under outstanding settlement agreements; economic, regulatory and geopolitical risks (including as a result of COVID-19) inherent in the BAT Group’s global operations; risks relating to the ability to maintain credit ratings and to fund the business under the current capital structure; risks relating to government regulations or actions adversely affecting the BAT Group’s business, including the BAT Group becoming subject to substantial and increasing U.S. regulations, in particular in relation to the nicotine level or use of menthol in tobacco products, including by virtue of the BAT Group’s increased ownership in RAI; the continuing decline in cigarette consumption, or the overall consumption of legitimate tobacco products or the transition of adult tobacco consumers away from premium cigarette brands; fluctuations in foreign exchange rates; potentially significant costs in the event of breaches of, or liabilities arising under, health and safety and environmental laws; the impact of serious injury, illness or death in the workplace; liquidity, interest rate and counterparty risks; the inability to develop, commercialize and deliver BAT Group’s vapor, modern oral and tobacco heating products strategy; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the section captioned “Risks and Uncertainties” in the Half-Year Report and the sections captioned “Principal Group Risks”, “Group Risk Factors” and “Recent Developments” in the 2019 Form 20-F.

The forward-looking statements in this announcement speak only as of the date of the document in which the forward-looking statement is made, and the Offerors undertake no obligation to update or revise publicly any forward-looking statement, whether because of new information, future events or otherwise, except as required by applicable law.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made by, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons in the United Kingdom falling within the definition of investment professional (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or to those persons who are creditors or shareholders of any Offeror or other persons falling within Article 43(2) of the Financial Promotion Order, or to any other persons to whom such documents and/ or materials may otherwise lawfully be communicated under the Financial Promotion Order.

Belgium

Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (“Autorite des services et marches financiers/Autoriteit voor Financiele Diensten en Marken”) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3(1)(1) and 3(6) of the Belgian Law of 1 April 2007 on public takeover bids (the “Belgian Takeover Law”) or as defined in Article 3 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (together, the “Belgian Public Offer Law”), each as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than (i) to “qualified investors” in the sense of Article 10 of the Belgian Public Offer Law (as amended from time to time), acting on their own account, or (ii) in any circumstances set out in Article 6(4) of the Belgian Takeover Law. Insofar as Belgium is concerned, this Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (France). Neither this Offer to Purchase nor any other document or material relating to the Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been and will not be submitted for clearance to nor approved by the Autorite des Marches Financiers.

Italy

None of the Offer, this Offer to Purchase or any other document or materials relating to the Offer have been or will be submitted to the clearance procedures of the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian laws and regulations. The Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3 bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the Regulation No. 11971). Accordingly, qualified investors (as defined in Article 26, first paragraph, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (the Regulation No. 16190), pursuant to Article 34-ter, first paragraph, letter b) of Regulation No. 11971) who are Holders or beneficial owners of the Securities that are located in Italy can tender Securities for purchase in the Offer through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, the Regulation No. 16190 and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB, the Bank of Italy or any other Italian authority.

Enquiries:

Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney
+44 20 7845 1180/2012/1138/1263

Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPress